Centurion Gold Holdings Increases Platinum Assets
                   Through Acquisition of Fulloutput 259 Pty

JOHANNESBURG, South Africa-- May 26, 2005--Following on its recent acquisition of Naboom Platinum, Centurion Gold Holdings, Inc. (OTCBB:CGHI), announced today that it has acquired Fulloutput 259 Pty, a company securing Rights to the De Kroon platinum-ore bearing property.

The De Kroon deposit is a platinum rich deposit bearing an indicated resource of 104,000 ounces of PGMs and an inferred platinum group resource of 240,000 ounces of PGMs, giving a Total PGM resource of approximately 351,000 oz. valued at $217.62 million. The Total Resource of 351,000 ounces is strategically placed between two Platinum majors and development from one of the neighboring mines has made this orebody highly accessible.


Fulloutput 259 Pty has submitted an application for prospecting permits for portions 157 and 159 in the area of De Kroon 444 JQ. All DME departments including the Legal and Finance division have given their clearance. The application has been approved at the Regional Level and is simply awaiting issuing in Pretoria.


Portions 157 and 159 are rich in geological data. Two adjacent properties have been mined, contributing significant information. Additionally, there are four geological exploration holes that offer information on structure and grade, which give a further fix on the location of the reef in space.


"The wealth of geological data on these two portions speeds up our exploration stage and will bring us closer to mining the platinum and generating revenues. We are moving ahead with our business strategy and we strongly believe that this acquisition strategy will bear revenue and earnings results for us in the future," stated Dale Paul, CEO of Centurion Gold Holdings.


Centurion's existing properties are valued at $4.89 billion and consist of gold resources of 6.74 million oz. with an estimated value of $2.86 billion, 1.41 million tons estimated chrome resource valued at $105.75 million, 5,000 tons of tin resources valued at $40.45 million, and 2.18 million oz. estimated platinum resource valued at $1.88 billion. Traditional valuation methods of 10% of resources value the Company's current holdings at $488.76 million, or $4.13 per share. Fulloutput 259 will add 351,000 oz. PGM resource valued at $217.62 million (based on a PGM basket price of $620/oz.), to Centurion's existing platinum resource; 10% valuation methods value the property at $21.76 million, thus revaluing the per share price to $3.79.


About Centurion Gold Holdings, Inc.:


Centurion Gold Holdings, located in Johannesburg, started three years ago to identify and acquire promising ore-bearing properties. In addition to its current holdings of four properties -- the Primrose Gold Mine, the Omaruru Gold Mine, the Sallies Mine, and a chrome-bearing operation -- the company is positioning itself to become a major producer in this market by acquiring additional mineral-bearing properties and mineral rights.


Forward-Looking Statements:


Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Securities Litigation Reform Act of 1995. The company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comments made within this press release the Company will appropriately inform the public.

----------
Contact:
     MCC Financial Services
     Dilek Mir, 310-453-4667 x235 (U.S.)
     ir@mccglobal.com
     or
     Carrie Howes, +44 (0) 20 7907 9850 (U.K. and Europe) ir@mccglobal.com